Exhibit 10.2
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Employment Agreement is made as of the 13th day of March, 2006, by and between Stewart Enterprises, Inc., a Louisiana corporation (the “Company”), and Lawrence B. Hawkins (the “Employee”).
W I T N E S S E T H:
     WHEREAS, the Company has entered into an Employment Agreement with the Employee dated as of November 1, 2004 (the “Employment Agreement”); and
     WHEREAS, the Company wishes to increase the Employee’s base salary and bonus opportunity under the Employment Agreement.
     NOW, THEREFORE, for and in consideration of the continued employment of Employee by the Company and the payment of salary and other compensation to Employee by the Company, the parties hereto agree as follows:
     Except as expressly amended herein, all of the terms and provisions of the Employment Agreement shall remain in full force and effect.
     Appendix A to the Employment Agreement shall be amended to read in its entirety as follows:
Appendix A to Employment Agreement
Between Stewart Enterprises, Inc.
and
Lawrence B. Hawkins
Base Salary, Bonus Compensation and Benefits
1.	Employee’s title(s) shall be Executive Vice President and President — Investors Trust, Inc., Employee’s Base Salary shall be $325,000 (retroactive to January 1, 2006) and Employee’s principal work location shall be the Dallas, Texas metropolitan area.
2.	For Fiscal Year 2006 (“FY 2006”), the Employee shall be eligible to receive a maximum Bonus of up to 130% of Base Salary. The criteria used to determine the Employee’s FY 2006 Bonus will be reflected in a subsequent amendment to this Appendix A to the Employment Agreement.

Agreed to and accepted: STEWART ENTERPRISES, INC.
Date: March 13, 2006	By:	/s/ JAMES W. MCFARLAND
James W. McFarland
Compensation Committee Chairman

EMPLOYEE
Date: March 13, 2006	/s/ LAWRENCE B. HAWKINS
Lawrence B. Hawkins